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                                                                    EXHIBIT 11.1


                      TECHNOLOGY MODELING ASSOCIATES, INC.
                       COMPUTATION OF NET INCOME PER SHARE
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNAUDITED)



                                         THREE MONTHS ENDED  NINE MONTHS ENDED
                                            SEPTEMBER 30,       SEPTEMBER 30,
                                           1996      1995      1996      1995
                                          ------    ------    ------    ------
Net income. . . . . . . . . . . . . . .   $  298    $  248    $  592    $  756
                                          ------    ------    ------    ------
                                          ------    ------    ------    ------
Weighted average common
  shares outstanding. . . . . . . . . .    4,430     4,279     4,240     3,476
Shares related to SAB No. 83. . . . . .      959       959       959       959
Weighted average common share
 equivalents related to stock options
 (using the treasury stock method). . .      132       332       287       994
                                          ------    ------    ------    ------

Shares used in per share computation. .    5,521     5,570     5,486     5,429
                                          ------    ------    ------    ------
                                          ------    ------    ------    ------
Net income per share. . . . . . . . . .   $ 0.05    $ 0.04    $ 0.11    $ 0.14
                                          ------    ------    ------    ------
                                          ------    ------    ------    ------
















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